                                                                    Exhibit 11.1
                                METATOOLS, INC.
                                ---------------

                      STATEMENT REGARDING COMPUTATION OF
                          NET INCOME PER COMMON SHARE

                     (in thousands, except per share data)

                                             THREE MONTHS ENDED
                                                  MARCH 31,
                                             ------------------
                                              1997        1996
                                             ------      ------
PRIMARY AND FULLY DILUTED (1)

Weighted average shares outstanding for      13,275      11,634
 the period.............................
Common equivalent shares................        960       1,420
                                             ------      ------
Shares used in per share calculation....     14,235      13,054
                                             ======      ======

Net income..............................     $   81      $  724
                                             ======      ======

Net income per common share.............     $  .01      $  .06
                                             ======      ======

(1)  Primary and fully diluted calculations are substantially the same.